                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                FORM 8-K/A NO. 1

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Date of Report: July 27, 1998

                           MICRO GENERAL CORPORATION
             (Exact name of registrant as specified in its charter)


       Delaware                        0-8358                 95-2621545
       --------                        ------                 ----------
(State or other jurisdiction        (Commission             (IRS Employer
    of incorporation)               File Number)         Identification Number)


                 14711 Bentley Circle, Tustin, California 92780
                    (Address of principal executive offices)

                                 (714) 731-0557
              (Registrant's telephone number, including area code)

Item 2.     Acquisition or Disposition of Assets

            On May 14, 1998, Micro General Corporation (the "Company") and Fidelity National Financial, Inc. completed the merger of a wholly-owned subsidiary of Micro General Corporation with ACS Systems, Inc. a subsidiary of Fidelity National Financial, Inc. As a result of the merger all of the outstanding shares of ACS Systems, Inc. were exchanged for 4.6 million shares of Micro General Corporation. Fidelity National Financial, Inc. now owns 81.4% of the common stock of Micro General Corporation on an undiluted basis.

            "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, and results could vary materially from the descriptions contained herein and other risks as may be detailed in the Company's Securities and Exchange Commission filings.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits

         (a) Financial Statements of Business Acquired. The following financial statements of ACS Systems, Inc. are included in this Current Report:

        ACS Systems, Inc.:

                                                                            Page
                                                                            ----
    Independent Auditors' Report........................................... F-1
    Balance Sheets as of December 31, 1997 and 1996........................ F-2
    Statements of Operations and Accumulated Deficiency for each of the years in the two-year period ended December 31, 1997.......... F-3
    Statements of Cash Flows for each of the years in the two-year period ended December 31, 1997....................................... F-4
    Notes to Financial Statements for each of the years in the two-year period ended December 31, 1997.............................. F-5
    Balance Sheets as of March 31, 1998 (unaudited) and
      December 31, 1997.................................................... F-13
    Statements of Operations and Accumulated Deficiency for the
      three months ended March 31, 1998 (unaudited) and 1997 (unaudited)... F-14
    Statements of Cash Flows for the three months ended March 31,
      1998 (unaudited) and 1997 (unaudited)................................ F-15

         (b) Pro Forma Financial Information. The following unaudited pro forma combined condensed financial information is based upon the historical financial statements of the Company and has been prepared to illustrate the effects of the acquisition of ACS Systems, Inc. ("ACS").

             The unaudited pro forma combined condensed balance sheet as of March 31, 1998 gives effect to the ACS acquisition, as if the transaction had been completed on March 31, 1998 and was prepared based upon the balance sheet of the Company as of March 31, 1998.

             The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1997 and the quarter ended March 31, 1998 give effect to the transaction described above as if the transaction had been completed at the beginning of each period presented. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1997 were prepared based upon the historical financial statements of the Company for the year ended December 31, 1997 and the historical financial statements of ACS for the year ended December 31, 1997. The unaudited pro forma combined condensed statements of operations for the quarter ended March 31, 1998 were prepared based upon the unaudited financial statements of the Company for the quarter ended March 31, 1998 and the unaudited financial statements of ACS for the quarter ended March 31, 1998.

             The unaudited pro forma combined condensed financial information is provided for comparative purposes only and is not indicative of the results of operations or financial position of the combined companies that would have occurred had the acquisition occurred at the beginning of the period presented or on the date indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon currently available information and upon certain assumptions that management of the Company believes are reasonable under the circumstances. The unaudited pro forma combined condensed financial information and the related notes thereto should be read in conjunction with the Company's combined financial statements and the related notes and the combined financial statements of ACS which are listed in item 7(a) above. In addition, the unaudited pro forma combined condensed financial information does not reflect certain cost savings that management believes may be realized following the ACS acquisition.

             The ACS acquisition will be accounted for using the purchase method of accounting. Accordingly, the Company's cost to acquire ACS will be allocated to the assets acquired and liabilities assumed according to their estimated fair values as of the date of the ACS acquisition.

                            MICRO GENERAL CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              As of March 31, 1998


                                                                                   At March 31, 1998
                                                         -------------------------------------------------------------------
                                                            Micro                                 Pro            Combined
                                                           General             ACS               Forma         Micro General
                                                         Corporation       Systems, Inc.      Adjustments          ACS
                                                         -----------       -------------      -----------      -------------
ASSETS

Current assets:
Cash                                                     $   178,065                --                --           178,065
Accounts and notes receivable, less
  allowance for doubtful receivables and sales
  returns                                                    187,617         1,498,624        (1,054,986)          631,255
Accounts receivable due from affiliates                           --         1,447,837        (1,447,837)               --
Inventories                                                1,116,352           772,962                           1,889,314
Prepaid expenses and other assets                            239,881           576,711                             816,592
                                                         -----------       -----------       -----------       -----------

    Total currents assets                                  1,721,915         4,296,134        (2,502,823)        3,515,226

Equipment and improvements, net                              204,178         1,254,782                           1,458,960
Other assets                                               1,363,876                --                           1,363,876
Capitalized software development costs, net                       --         2,070,226                           2,070,226
Intangible assets, net                                            --         1,072,153         5,407,000         6,479,153
                                                         -----------       -----------       -----------       -----------

    Total assets                                         $ 3,289,969         8,693,295         2,904,177        14,887,441
                                                         ===========       ===========       ===========       ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses                    $   704,572         1,272,534                           1,977,106
Due to affiliates                                                 --         5,673,109        (5,673,109)               --
Deferred revenue                                              27,856                --                              27,856
Notes payable                                                850,000                --                             850,000
                                                         -----------       -----------       -----------       -----------

    Total current liabilities                              1,582,428         6,945,643        (5,673,109)        2,854,962

Long-term debt                                             2,750,000                --                           2,750,000
Note payable due to affiliate                                     --                --         3,350,650         3,350,650

Shareholders' equity:
Preferred stock, $.05 par value; 1,000,000 shares
  authorized, no shares issued and outstanding at
  March 31, 1998                                                  --                --                                  --
Common stock, $.05 par value; 10,000,000 shares
  authorized, 6,549,666 shares issued and outstanding
  at March 31, 1998                                           97,483                             230,000           327,483
Additional paid-in capital                                 4,176,370         3,434,941         3,309,347        10,920,658
Accumulated deficit                                       (5,316,312)       (1,687,289)        1,687,289        (5,316,312)
                                                         -----------       -----------       -----------       -----------

    Total shareholders' equity                            (1,042,459)        1,747,652         5,226,636         5,931,829
                                                         -----------       -----------       -----------       -----------

                                                         $ 3,289,969         8,693,295         2,904,177        14,887,441
                                                         ===========       ===========       ===========       ===========


   See Notes to Unaudited Pro Forma Combined Condensed Financial Information.

                            MICRO GENERAL CORPORATION

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      For the quarter ended March 31, 1998

                                                                 For the quarter ended March 31, 1998
                                                   -------------------------------------------------------------------
                                                      Micro                                 Pro            Combined
                                                     General             ACS               Forma         Micro General
                                                   Corporation      Systems, Inc.       Adjustments          ACS
                                                   -----------      ------------        -----------      -------------
Revenues:

Postal product sales, net of returns of            $   278,974                --                             278,974
Service and rate revenues                              754,847                --                             754,847
Software sales and maintenance                              --           697,916                             697,916
Hardware sales and maintenance                              --         1,525,471                           1,525,471
Consulting revenue                                          --           504,617                             504,617
Servicing revenue                                           --           338,332                             338,332
Telecommunication revenue                                   --           722,248                             722,248
Other operating revenue                                     --             1,929                               1,929
                                                   -----------       -----------       -----------       -----------

    Total revenues                                   1,033,821         3,790,513              --           4,824,334

Cost of sales:
Postal product cost of sales                           274,674                --                             274,674
Service and rate cost of sales                         178,125                --                             178,125
Cost of hardware and software                               --         1,361,988                           1,361,988
                                                   -----------       -----------       -----------       -----------
    Total cost of sales                                452,799         1,361,988              --           1,814,787
                                                   -----------       -----------       -----------       -----------

    Gross profit                                       581,022         2,428,525              --           3,009,547

Operating expenses:

Selling, general and administrative                    382,289         2,888,066                           3,270,355
Engineering and development                             22,683                --                              22,683
Amortization of intangibles and software
  development costs                                         --           175,871            67,590           243,461
                                                   -----------       -----------       -----------       -----------
    Total operating expenses                           404,972         3,063,937            67,590         3,536,499
                                                   -----------       -----------       -----------       -----------

    Operating profit (loss)                            176,050          (635,412)          (67,590)         (526,952)

Interest income (expense)                              (83,888)            2,643              --             (81,245)
                                                   -----------       -----------       -----------       -----------

    Earnings (loss) before income taxes                 92,162          (632,769)          (67,590)         (608,197)

Provision for income taxes (benefit)                       800          (249,030)                           (248,230)
                                                   -----------       -----------       -----------       -----------

    Net earnings (loss)                            $    91,362          (383,739)          (67,590)         (359,967)
                                                   ===========       ===========       ===========       ===========

Net earnings per share - basic                     $      0.05                                                 (0.05)
                                                   ===========                                           ===========

Weighted average shares outstanding - basic          1,949,666                                             6,549,666
                                                   ===========                                           ===========

Net earnings per share - diluted                   $      0.05                                                 (0.05)
                                                   ===========                                           ===========

Weighted average shares outstanding - diluted        2,017,104                                             6,617,104
                                                   ===========                                           ===========

   See Notes to Unaudited Pro Forma Combined Condensed Financial Information.

                            MICRO GENERAL CORPORATION

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      For the year ended December 31, 1997

                                                                  For the year ended December 31, 1997
                                                   -------------------------------------------------------------------
                                                      Micro                                 Pro            Combined
                                                     General            ACS                Forma         Micro General
                                                   Corporation      Systems, Inc.       Adjustments          ACS
                                                   -----------      -------------       -----------      -------------
Revenues:

Postal product sales, net of returns of            $   672,049                --                             672,049
Service and rate revenues                            1,102,002                --                           1,102,002
Software sales and maintenance                              --         2,448,089                           2,448,089
Hardware sales and maintenance                              --         7,784,282                           7,784,282
Consulting revenue                                          --         1,665,077                           1,665,077
Servicing revenue                                           --         1,046,770                           1,046,770
Telecommunication revenue                                   --           862,814                             862,814
Other operating revenue                                     --            16,602                              16,602
                                                   -----------       -----------       -----------       -----------

    Total revenues                                   1,774,051        13,823,634              --          15,597,685

Cost of sales:

Postal product cost of sales                         1,141,026                --                           1,141,026
Service and rate cost of sales                         385,316                --                             385,316
Cost of hardware and software                               --         6,861,483                           6,861,483
                                                   -----------       -----------       -----------       -----------
    Total cost of sales                              1,526,342         6,861,483              --           8,387,825
                                                   -----------       -----------       -----------       -----------

    Gross profit                                       247,709         6,962,151              --           7,209,860

Operating expenses:

Selling, general and administrative                  1,313,650         6,443,074                           7,756,724
Engineering and development                            266,242                --                             266,242
Amortization of intangibles and software
  development costs                                         --           808,274           270,360         1,078,634
                                                   -----------       -----------       -----------       -----------
    Total operating expenses                         1,579,892         7,251,348           270,360         9,101,600
                                                   -----------       -----------       -----------       -----------

    Operating loss                                  (1,332,183)         (289,197)         (270,360)       (1,891,740)

Interest income (expense)                             (192,377)           15,130                            (177,247)
                                                   -----------       -----------       -----------       -----------

    Loss before income taxes                        (1,524,560)         (274,067)         (270,360)       (2,068,987)

Provision for income taxes (benefit)                       800           (64,126)                            (63,326)
                                                   -----------       -----------       -----------       -----------

    Net loss                                       $(1,525,360)         (209,941)         (270,360)       (2,005,661)
                                                   ===========       ===========       ===========       ===========

Net loss per share - basic                         $     (0.78)                                                (0.31)
                                                   ===========                                           ===========

Weighted average shares outstanding - basic          1,949,563                                             6,549,563
                                                   ===========                                           ===========

Net loss per share - diluted                       $     (0.78)                                                (0.31)
                                                   ===========                                           ===========

Weighted average shares outstanding - diluted        1,949,563                                             6,549,563
                                                   ===========                                           ===========

   See Notes to Unaudited Pro Forma Combined Condensed Financial Information.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

A. The unaudited pro forma combined condensed balance sheet as of March 31, 1998 has been prepared to reflect the ACS acquisition by the Company for an aggregate purchase price of $6,900,000 plus an estimated $74,288 in related fees and expenses, which were paid in cash. The total purchase price was paid by issuing 4.6 million shares of Company common stock, $.05 par value, valued at $1.50 per share.

B. The unaudited pro forma combined condensed balance sheet has been adjusted to eliminate the stockholders' equity of ACS.

C. Accounts receivable due from affiliates and amounts due to affiliates represent transactions with Fidelity National Financial, Inc. ("FNFI"). All such amounts have been reclassified to Note payable due to affiliate pursuant to a $5,000,000 credit facility between the Company and FNFI established as of the closing of the ACS acquisition.

D. The intangible assets amount reflects the excess consideration paid over the fair value of the net assets acquired. The intangible assets are to be amortized over 20 years.

E. The provision for income taxes related to the pro forma intangible assets amortization adjustments is assumed to be zero due to the non-deductibility of said expense for tax purposes.

F. The amortization expense related to the intangible assets for the 12 months ended December 31, 1997 and for the three months ended
        March 31, 1998 were $270,360 and $67,590, respectively.

G. Net loss per share on a basic and diluted basis gives effect to the issuance of 4.6 million shares of common stock of the Company.

H. Certain reclassifications have been made to the Unaudited Pro Forma Combined Condensed Financial Information in order to conform the ACS presentation to that of the Company.

        (c)    Exhibits.

               Exhibit Number

                      10.21 Promissory note with Fidelity National Title Company dated May 14, 1998.

                      23.1          Consent of KPMG Peat Marwick, LLP

                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              MICRO GENERAL CORPORATION



Date: July 27, 1998                           By: /s/ ANTHONY J. PARK
                                                  ------------------------------
                                                      Anthony J. Park,
                                                      Vice President and
                                                      Chief Financial Officer

              INDEX TO FINANCIAL STATEMENTS FOR ACS SYSTEMS, INC.

                                                                            Page
                                                                            ----
    Independent Auditors' Report........................................... F-1
    Balance Sheets as of December 31, 1997 and 1996........................ F-2
    Statements of Operations and Accumulated Deficiency for each of the years in the two-year period ended December 31, 1997.......... F-3
    Statements of Cash Flows for each of the years in the two-year period ended December 31, 1997....................................... F-4
    Notes to Financial Statements for each of the years in the two-year period ended December 31, 1997.............................. F-5
    Balance Sheets as of March 31, 1998 (unaudited) and
      December 31, 1997.................................................... F-13
    Statements of Operations and Accumulated Deficiency for the
      three months ended March 31, 1998 (unaudited) and 1997 (unaudited)... F-14
    Statements of Cash Flows for the three months ended March 31,
      1998 (unaudited) and 1997 (unaudited)................................ F-15

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
ACS Systems, Inc.:


We have audited the accompanying balance sheets of ACS Systems, Inc. (a wholly owned subsidiary of Fidelity National Financial, Inc.) as of December 31, 1997 and 1996 and the related statements of operations and accumulated deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in notes 1 and 6 to the financial statements, as of and for the years ended December 31, 1997 and 1996, the Company's financial position and its results of operations and its cash flows are materially affected by certain transactions and agreements with Fidelity National Financial, Inc. (FNFI), the Company's ultimate parent, and FNFI's subsidiaries.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ACS Systems, Inc. (indirectly, a wholly owned subsidiary of Fidelity National Financial, Inc.) as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.








Los Angeles, California
May 4, 1998

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

                                 Balance Sheets

                           December 31, 1997 and 1996


                             ASSETS                                      1997                1996
                                                                      -----------         ----------
Current assets:
   Cash and cash equivalents                                          $   830,784                 --
   Trade accounts receivable, less allowance for doubtful
     accounts of $321,844 in 1997 and $314,419 in 1996                    183,340             32,920
   Trade accounts receivable due from affiliates                        1,280,154            894,557
   Inventories                                                            505,949            217,390
   Prepaid expenses and other assets                                      119,432             52,496
                                                                      -----------         ----------

         Total current assets                                           2,919,659          1,197,363

Notes receivable                                                           31,776              2,000
Property and equipment, net                                               704,504              6,087
Capitalized software development costs, less accumulated
   amortization of $2,060,291 in 1997 and $1,347,619 in 1996            2,170,072          2,272,646
Amounts due from affiliates                                             2,592,866          2,510,994
Goodwill, less accumulated amortization of $350,546 in 1997 and
   $254,943 in 1996                                                     1,083,507          1,179,110
                                                                      -----------         ----------

         Total assets                                                 $ 9,502,384          7,168,200
                                                                      ===========         ==========

              LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
   Accounts payable and accrued expenses                              $ 1,243,956          1,085,488
   Amounts due to affiliates                                              695,620                 --
                                                                      -----------         ----------

         Total current liabilities                                      1,939,576          1,085,488

Amounts due to affiliates                                               5,431,417          3,741,380
                                                                      -----------         ----------

         Total liabilities                                              7,370,993          4,826,868
                                                                      -----------         ----------

Commitments and contingencies

Stockholder's equity:
   Common stock, no par value.  Authorized 300,000 shares;
     issued and outstanding 3,000 shares at December 31, 1997
     and 1996                                                           3,434,941          3,434,941
   Accumulated deficiency                                              (1,303,550)        (1,093,609)
                                                                      -----------         ----------

         Total stockholder's equity                                     2,131,391          2,341,332
                                                                      -----------         ----------

                                                                      $ 9,502,384          7,168,200
                                                                      ===========         ==========


See accompanying notes to financial statements.

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

               Statements of Operations and Accumulated Deficiency

                     Years ended December 31, 1997 and 1996



                                                                         1997                1996
                                                                      -----------        -----------
Software sales and maintenance revenue                                $ 2,448,089          1,411,514
Hardware sales and maintenance revenue                                  7,784,282          5,011,043
Consulting revenue                                                      1,665,077            135,032
Servicing revenue                                                       1,046,770            293,004
Telecommunication revenue                                                 862,814                 --
Other operating revenue                                                    16,602             21,007
                                                                      -----------        -----------

        Total revenues                                                 13,823,634          6,871,600
                                                                      -----------        -----------

Cost of hardware and software                                           6,861,483          4,429,501
Personnel expenses                                                      4,308,983          1,768,821
Other operating expenses                                                  828,009            534,393
General and administrative expenses                                     1,306,082            629,708
Amortization of goodwill and capitalized software development
   costs                                                                  808,274            638,462
                                                                      -----------        -----------

        Total expenses                                                 14,112,831          8,000,885
                                                                      -----------        -----------

        Operating loss                                                   (289,197)        (1,129,285)

Interest income                                                            15,130              6,675
                                                                      -----------        -----------

        Loss before income taxes                                         (274,067)        (1,122,610)

Provision for income taxes (benefit)                                      (64,126)          (417,747)
                                                                      -----------        -----------

        Net loss                                                         (209,941)          (704,863)



Accumulated deficiency, beginning of year                              (1,093,609)          (388,746)
                                                                      -----------        -----------

Accumulated deficiency, end of year                                   $(1,303,550)        (1,093,609)
                                                                      ===========        ===========



See accompanying notes to financial statements.

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

                            Statements of Cash Flows

                     Years ended December 31, 1997 and 1996



                                                                         1997                1996
                                                                      -----------         ----------
Cash flows from operating activities:
   Net loss                                                           $  (209,941)          (704,863)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
       Depreciation and amortization                                      812,262            642,057
       Changes in assets and liabilities:
         Trade accounts receivable                                       (536,017)           307,204
         Inventories                                                     (288,559)             2,326
         Prepaid expenses and other assets                                (66,936)           (28,357)
         Accounts payable and accrued expenses                            158,468            308,055
         Amounts due from affiliates                                      (81,872)        (1,683,748)
                                                                      -----------         ----------

               Net cash used in operating activities                     (212,595)        (1,157,326)
                                                                      -----------         ----------

Cash flows from investing activities:
   Purchase of property and equipment                                    (702,404)                --
   Increase in notes receivable                                           (29,776)            (2,000)
   Capitalization of software development costs                          (610,098)          (410,663)
                                                                      -----------         ----------

               Net cash used in investing activities                   (1,342,278)          (412,663)
                                                                      -----------         ----------

Cash flows from financing activities - amounts due to affiliates        2,385,657            993,209
                                                                      -----------         ----------

               Net cash provided by financing activities                2,385,657            993,209
                                                                      -----------         ----------

               Net increase (decrease) in cash and cash                   830,784           (576,780)
                 equivalents



Cash and cash equivalents at beginning of year                                 --            576,780
                                                                      -----------         ----------

Cash and cash equivalents at end of year                              $   830,784                 --
                                                                      ===========         ==========


See accompanying notes to financial statements.

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

                          Notes to Financial Statements

                           December 31, 1997 and 1996




(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      DESCRIPTION OF BUSINESS

      ACS Systems, Inc. (the Company) was founded in 1985 as an escrow software development company. All of the outstanding shares of the Company were acquired by Fidelity National Financial, Inc. (FNFI) in April 1994. The accompanying financial statements have been prepared using the purchase method of accounting. Accordingly, the purchase price of $2.7 million was reflected in common stock, retained earnings was eliminated and assets and liabilities were adjusted to their fair values at the date of acquisition.

      During 1997 and 1996, respectively, approximately 89% and 86% of the Company's revenue was derived from multiple servicing arrangements with FNFI and its subsidiaries, whereby the Company provides these affiliates with comprehensive electronic data processing systems support, including obtaining computer hardware and software products via wholesale distributors and developing integrated title and escrow computer applications for the affiliates' direct title operations and agency network (see note 6).

      In addition to these services, the Company provides products and services to unaffiliated customers, including telecommunications hardware, technical services, Internet services and computer hardware and systems software.

      CASH AND CASH EQUIVALENTS

      Cash and cash equivalents include cash on deposit with banks and investments with original maturities of three months or less.

      ACCOUNTS RECEIVABLE

      The carrying amounts reported in the balance sheets for accounts receivable approximate their fair value.

      INVENTORIES

      Inventories are stated at the lower of cost or market (net realizable value) under the first-in, first-out method of accounting for inventories.

      PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over estimated useful lives which range from three to seven years. Amortization of leasehold improvements is charged to expense on a straight-line basis over the shorter of the estimated useful lives of the assets or the term of the underlying lease.

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

                    Notes to Financial Statements, Continued


      CAPITALIZED SOFTWARE DEVELOPMENT COSTS

      Software development costs incurred after the establishment of technological feasibility are capitalized and later amortized using the straight-line method over the remaining estimated economic life of the product. The Company amortizes its capitalized software development costs over an estimated economic life of three to seven years. During 1997 and 1996, the Company capitalized software development costs of $610,098 and $410,663, respectively. During 1997 and 1996, the Company amortized software development costs of $712,672 and $542,857, respectively. Included in capitalized software development costs at December 31, 1996 are costs of $399,203 which were not yet being amortized. The Company began to amortize these costs in 1997. The Company periodically assesses the recoverability of the cost of its capitalized software development costs based on an analysis of the cash flows generated by the underlying asset. In the opinion of management, no impairment of capitalized software development costs has occurred at December 31, 1997.

      GOODWILL

      Goodwill was recorded as a result of the acquisition of the Company by FNFI and was computed as the excess of the purchase price over the fair value of the net assets of the Company on the acquisition date. Goodwill is amortized on a straight-line basis over fifteen years. The Company periodically assesses the recoverability of goodwill based on an analysis of the cash flows generated by the underlying asset. No impairment of goodwill has been noted.

      REVENUE RECOGNITION

      The Company has adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2), for the years ended December 31, 1997 and 1996. Under SOP 97-2, if a software sales arrangement does not require significant modification or customization of the software, revenue from the sale of the software is recognized when evidence of an arrangement exists, the fee is fixed and determinable, the license agreement has been delivered and collection of any resulting receivable is probable. If a software sale arrangement does involve significant modification or customization of the software, the entire arrangement is accounted for in conformity with Accounting Research Bulletin No. 45, "Long-Term Construction-Type Contracts," and SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," whereby the fee is allocated to the various elements of the arrangement, and revenue for each element is recognized when evidence of an arrangement exists, delivery of the element has occurred, the fee is fixed and determinable and collection of any resulting receivable is probable.

      As a result of certain issues raised in applying SOP 97-2, in March 1998, the AICPA issued a Statement of Position which delayed for one year the effective date of certain provisions of SOP 97-2 with respect to what constitutes vendor-specific objective evidence of fair value of the delivered software element in certain multiple-element arrangements that include service elements entered into by entities that never sell the software elements separately. The Company does not anticipate that the resolution of this implementation issue will have a material impact on the Company's financial statements.

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

                    Notes to Financial Statements, Continued

      Revenue from the sales of hardware and other products is recognized when delivery has occurred, the fee is fixed and determinable and collection of any resulting receivable is probable. Revenue from maintenance, servicing and consulting is recognized as the related services are performed.

      INCOME TAXES

      The Company is included in the consolidated income tax returns of FNFI and pays such tax effects, or receives such tax benefits, as its operations represent in the consolidated tax return. Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss and capital loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period enacted.

      MANAGEMENT ESTIMATES

      The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(2)   INVENTORIES

      A summary of inventories follows:

                                                    1997               1996
                                                  --------           --------
      Computer equipment                          $403,519            217,390
      Telecommunications equipment                 102,430                 --
                                                  --------           --------

                                                  $505,949            217,390
                                                  ========           ========


(3)   INCOME TAXES

      The income tax provision (benefit) for the years ended December 31, 1997 and 1996 consists of the following:

                                                    1997              1996
                                                  --------         ----------
      Current:
         Federal                                  $(16,528)         (263,950)
         State                                      (2,833)          (77,326)
                                                  --------         ---------
                                                   (19,361)         (341,276)
                                                  --------         ---------

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

                    Notes to Financial Statements, Continued

      Deferred:
         Federal                            (33,740)          (59,144)
         State                              (11,025)          (17,327)
                                           --------         ---------
                                            (44,765)          (76,471)
                                           --------         ---------

                                           $(64,126)         (417,747)
                                           ========         =========

      The provision for income taxes differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to the loss before income taxes as a result of the following:


                                             1997              1996
                                           --------          ---------
      Computed "expected" tax
         benefit                           $(95,923)          (392,913)
      State taxes, net of Federal
         income tax benefit                  (9,008)           (61,524)
      Meals and entertainment                 7,344              3,231
      Goodwill amortization                  33,461             33,459
                                           --------          ---------

                                           $(64,126)          (417,747)
                                           ========          =========


      The deferred tax assets are included with amounts due to or from affiliates in 1997 and 1996, offset against other intercompany balances with FNFI and result primarily from employee benefit accruals and the allowance for doubtful accounts.

      There was no valuation allowance for deferred tax assets as of December 31, 1997 or 1996. Based on the Company's current and historical pretax earnings, management believes it is more likely than not that the Company will realize the benefit of the existing deferred tax assets at December 31, 1997. Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income; however, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning or other strategies could be implemented, if necessary, to supplement income from operations to fully realize recorded tax benefits.

      Income tax benefits receivable from FNFI at December 31, 1997 and 1996 are $632 and $341,276, respectively, and are included with amounts due to affiliates in 1997 and amounts due from affiliates in 1996, netted against other intercompany balances with FNFI.

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

                    Notes to Financial Statements, Continued


(4)   PROPERTY AND EQUIPMENT

      A summary of property and equipment follows:


                                                           1997        1996
                                                         --------    --------
      Telecommunications equipment                       $695,620          --
      Computer equipment                                   67,840      64,661
      Furniture and fixtures                               28,005      28,005
      Office equipment                                     19,209      19,209
      Leasehold improvements                               14,390      10,785
                                                         --------    --------
                                                          825,064     122,660
      Less accumulated depreciation and amortization      120,560     116,573
                                                         --------    --------

                                                         $704,504       6,087
                                                         ========    ========

(5)   COMMITMENTS AND CONTINGENCIES

      LEASE COMMITMENTS

      The Company leases a facility under an operating lease which expires on October 31, 2000. Future minimum noncancelable lease commitments are as follows:


      Year ending December 31:
         1998                                            $ 20,566
         1999                                              21,389
         2000                                              18,414
                                                         --------

               Total minimum lease payments              $ 60,369
                                                         ========


      Rent expense was $238,721 and $128,179 for the years ended December 31, 1997 and 1996, respectively. Included in rent expense for 1997 and 1996 was $235,316 and $128,179, respectively, paid to affiliates.

      401(K) PROFIT SHARING PLAN

      The Company participates in employee benefit plans sponsored by FNFI. Employee benefits include group insurance, an employee stock purchase plan, a stock option plan and a 401(k) plan.

      LITIGATION

      The Company is subject to lawsuits which arise in the ordinary course of business. Management is of the opinion that the liability of the Company, if any, arising from existing and threatened lawsuits would not have a material adverse effect on the Company's financial position or results of operations.

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

                    Notes to Financial Statements, Continued


      YEAR 2000

      The most recent version of the Company's internally developed software product is Year 2000 compliant; however, certain of the Company's affiliated and unaffiliated customers currently have legacy versions of this product which are not Year 2000 compliant. The Company has offered to give these customers a Year 2000 compliant version of the software at no additional cost. The Company does not expect that providing customers with this newer version of the software will result in significant additional expenses to the Company, as the costs associated with modifying the newer version to make it Year 2000 compliant were expensed as they were incurred.


(6)   RELATED PARTY TRANSACTIONS

      As described in note 1, the Company's primary source of revenue is fees resulting from sales and services to affiliated companies. Revenues generated from sales and services to affiliates for the years ended December 31, 1997 and 1996 were $12,356,444 and $5,932,524, respectively.

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

                    Notes to Financial Statements, Continued


      The amounts due to affiliates at December 31, 1997 and 1996, classified as noncurrent liabilities, relate mainly to an arrangement with Fidelity National Title Insurance Company (FNTIC), a subsidiary of FNFI, whereby the personnel costs of the Company are funded by FNTIC. The Company reimburses FNTIC from time to time as funds become available. No interest is charged to the Company in this arrangement. The remaining amounts due to affiliates at December 31, 1997, classified as noncurrent liabilities, relate mainly to amounts due to Fidelity Asset Management, Inc. (FAMI), a subsidiary of FNFI, pursuant to various cost allocation arrangements related to the Company's use of equipment owned by FAMI. These amounts are classified as a noncurrent liability because FNFI has represented that FNFI and its subsidiaries will not require the Company to repay any of these amounts within one year after the December 31, 1997 balance sheet date.

      The amounts due to affiliates at December 31, 1997, classified as current liabilities, relate mainly to amounts due to FAMI, for the purchase of $695,620 of fixed assets.

      The amounts due from affiliates at December 31, 1997 and 1996 relate mainly to amounts due from FNFI subsidiaries for electronic data processing support services and sales of internally developed software to these affiliates. In addition, at December 31, 1996, the Company had a receivable from FNFI of approximately $1,700,000 resulting from a loan to FNFI which was repaid in 1997. No interest was charged to FNFI for this loan.

      The amounts included in trade accounts receivable due from affiliates at December 31, 1997 and 1996 relate to the sales of externally acquired hardware to FNFI and its subsidiaries.

      FNFI provides certain accounting, finance and management services to the Company. The costs related to these services are not allocated to the Company.

(7)   SUBSEQUENT EVENTS

      On April 3, 1998, Micro General Corporation (Micro General) announced that its Board of Directors had approved a plan to acquire 100% of the outstanding stock of the Company from FNFI in exchange for approximately
      4.6 million common shares of Micro General with an estimated fair market value of $6.9 million, based on the quoted market price of Micro General shares on April 3, 1998. At December 31, 1997, FNFI owned 37.5% of the outstanding common shares of Micro General. After the acquisition FNFI will own approximately 72%, on a diluted basis, of Micro General.

(8)   LIQUIDITY

      Cash used in operating activities exceeded cash provided by operating activities by $212,595 and $1,157,326 in 1997 and 1996, respectively. Additionally, the Company was indebted to FNTIC for personnel costs of $4,756,646 and $3,672,042 at December 31, 1997 and 1996, respectively, the liability for which is included in amounts due to affiliates. As a result, substantial doubt exists about the Company's ability to continue as a going concern for a reasonable period of time following the December 31, 1997 balance sheet date. However, as of May 1, 1998, FNFI has represented that it has the ability and intent to provide the Company with cash necessary to continue as a going concern for a reasonable period of time following December 31, 1998. Given this representation, management believes

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

                    Notes to Financial Statements, Continued


      that the Company will be able to continue as a going concern for a reasonable period following December 31, 1997. Management has plans to expand the Company's business relationships with unaffiliated third parties and expects the Company to generate cash flows sufficient to support its operations in the future.

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

                                 Balance Sheets

                   As of March 31, 1998 and December 31, 1997

                             ASSETS                                 MARCH 31, 1998     DECEMBER 31,
                                                                      UNAUDITED           1997
                                                                    --------------     ------------
Current assets:
   Cash and cash equivalents                                         $        --           830,784
   Trade accounts receivable, less allowance for doubtful
     accounts of $260,368 in 1998 and $321,844 in 1997                   415,230           183,340
   Trade accounts receivable due from affiliates                       1,054,986         1,280,154
   Inventories                                                           772,962           505,949
   Prepaid expenses and other assets                                     576,711           119,432
                                                                     -----------       -----------

         Total current assets                                          2,819,889         2,919,659

Notes receivable                                                          28,408            31,776
Property and equipment, net                                            1,254,782           704,504
Capitalized software development costs, less accumulated
   amortization of $2,225,777 in 1998 and $2,060,291 in 1997           2,070,226         2,170,072
Amounts due from affiliates                                            1,447,837         2,592,866
Intangible assets, less accumulated amortization of $361,885 in
   1998 and $350,546 in 1997                                           1,072,153         1,083,507
                                                                     -----------       -----------

         Total assets                                                $ 8,693,295         9,502,384
                                                                     ===========       ===========

              LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
   Accounts payable and accrued expenses                             $ 1,272,534         1,243,956
   Amounts due to affiliates                                                  --           695,620
                                                                     -----------       -----------

         Total current liabilities                                     1,272,534         1,939,576

Amounts due to affiliates                                              5,673,109         5,431,417
                                                                     -----------       -----------

         Total liabilities                                             6,945,643         7,370,993
                                                                     -----------       -----------

Commitments and contingencies

Stockholder's equity:
   Common stock, no par value.  Authorized 300,000 shares;
     issued and outstanding 3,000 shares at March 31, 1998             3,434,941         3,434,941
   Accumulated deficiency                                             (1,687,289)       (1,303,550)
                                                                     -----------       -----------

         Total stockholder's equity                                    1,747,652         2,131,391
                                                                     -----------       -----------

                                                                     $ 8,693,295         9,502,384
                                                                     ===========       ===========

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

          Unaudited Statements of Operations and Accumulated Deficiency

                   Three months ended March 31, 1998 and 1997

                                                              MARCH 31, 1998    MARCH 31, 1997
                                                              --------------    --------------
Software sales and maintenance revenue                          $   697,916           554,057
Hardware sales and maintenance revenue                            1,525,471         1,697,271
Consulting revenue                                                  504,617           193,333
Servicing revenue                                                   338,332           162,166
Telecommunication revenue                                           722,248                 0
Other operating revenue                                               1,929             3,182
                                                                -----------       -----------

        Total revenues                                            3,790,513         2,610,009
                                                                -----------       -----------

Cost of hardware and software                                     1,361,988         1,332,178
Personnel expenses                                                1,701,335           837,141
Other operating expenses                                            488,728            86,766
General and administrative expenses                                 698,003           177,357
Amortization of intangible assets and capitalized software
   development costs                                                175,871           161,839
                                                                -----------       -----------

        Total expenses                                            4,425,925         2,595,281
                                                                -----------       -----------

        Operating income (loss)                                    (635,412)           14,728

Interest income                                                       2,643             2,175
                                                                -----------       -----------

        Income (loss) before income taxes                          (632,769)           16,903

Provision for income taxes                                         (249,030)          (35,435)
                                                                -----------       -----------

        Net income (loss)                                          (383,739)           52,338



Accumulated deficiency, beginning of period                      (1,303,550)       (1,093,609)
                                                                -----------       -----------

Accumulated deficiency, end of period                           $(1,687,289)       (1,041,271)
                                                                ===========       ===========

                                ACS SYSTEMS, INC.
                         (A Wholly Owned Subsidiary of
                       Fidelity National Financial, Inc.)

                       Unaudited Statements of Cash Flows

                   Three months ended March 31, 1998 and 1997

                                                                       MARCH 31, 1998    MARCH 31, 1997
                                                                       --------------    --------------
Cash flows from operating activities:
   Net income (loss)                                                    $  (383,739)           52,338
   Adjustments to reconcile net loss to net cash used in
     operating activities:
       Depreciation and amortization                                        175,871           161,839
       Changes in assets and liabilities:
        Trade accounts receivable                                            (6,722)         (452,456)
        Inventories                                                        (267,013)           11,977
        Prepaid expenses and other assets                                  (457,279)           25,027
        Accounts payable and accrued expenses                                28,578          (293,438)
        Amounts due from affiliates                                       1,145,029           298,335
                                                                        -----------       -----------

               Net cash used in operating activities                        234,725          (196,378)
                                                                        -----------       -----------

Cash flows from investing activities:
   Purchase of property and equipment                                      (680,589)               --
   Increase in notes receivable                                               3,368           (42,695)
   Capitalization of software development costs                              65,640          (179,200)
                                                                        -----------       -----------

               Net cash used in investing activities                       (611,581)         (221,895)
                                                                        -----------       -----------

Cash flows from financing activities - amounts due to affiliates           (453,928)          915,227
                                                                        -----------       -----------

               Net cash provided by financing activities                   (453,928)          915,227
                                                                        -----------       -----------

               Net increase (decrease) in cash and cash equivalent         (830,784)          496,954

Cash and cash equivalents at beginning of period                            830,784                --
                                                                        -----------       -----------

Cash and cash equivalents at end of period                              $        --           496,954
                                                                        ===========       ===========

                                  EXHIBIT INDEX


Exhibit Number

    10.21             Promissory Note with Fidelity National Title
                      Company dated May 14, 1998.

    23.1              Consent of KPMG Peat Marwick, LLP